Exhibit 10.2

Company Headquarters 405 South Main Street Suite 1200 Salt Lake City, Utah 84111 ph. 801.257.3400 fax. 801.257.3460 www.kengarff.com

April 3, 2018

Leucadia National Corporation

520 Madison Ave., 11th Floor

New York, NY 10022

Attention: Brian P. Friedman

Re:	Buy-Out Offer Letter

Dear Brian,

This letter constitutes a formal offer to purchase all Leucadia-owned interests in the Garcadia holding companies and all Leucadia-owned real estate associated with the Garcadia dealerships (including Leucadia-owned vacant land purchased in conjunction with the Garcadia investment) for a total purchase price of $485M. The purchase price will be paid $435M in cash at closing and Leucadia will retain $50M in senior preferred equity with an 8% cash or 10% PIK annual dividend.

With respect to this transaction, Garff and Leucadia agree to the above and following:

1.	The total purchase price will be as noted above. Leucadia’s $50 million preferred equity, with the above noted dividends, will be issued by a Garff entity (“New Bondco”) to be approved by Leucadia, and will be pre-payable at par plus PIK and accrued dividends at any time. The preferred dividend rates will increase 200 bps each year beginning on the third anniversary. The preferred cash dividend payment will be expressly permitted by the bond covenants, payment will not be limited in any way and payment will be made promptly each quarter in cash from profits. New Bondco will own, among other assets, all Garcadia Dealerships and the Garcadia platform additional revenues and management expenses contemplated in the September 2016 Project Drive CIP (collectively, the “Garcadia Assets”). The Garcadia Assets will be held in Garcadia Holdco (which will be a subsidiary of New Bondco and approved by Leucadia). New Bondco will also own all other Garff Dealerships and the same ancillary revenues and management expenses associated with those Garff Dealerships, the intent being that New Bondco will own all dealerships that are associated broadly with the Ken Garff Automotive Group, as well as all ancillary revenues and management expenses.

2.

This preferred equity will be senior in right of payment of principal and accrued and PIK dividends over all other classes of equity to distributions from (a) the “CNI Builder Basket” (as permitted by the covenants and restrictions in the bond financing) of “CNI” relating specifically to Garcadia Holdco regardless whether the Garff Dealerships have a negative CNI; and (b) the entire $15M portion of the general basket that

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Company Headquarters 405 South Main Street Suite 1200 Salt Lake City, Utah 84111 ph. 801.257.3400 fax. 801.257.3460 www.kengarff.com becomes accessible under the bond financing covenants in no more than 4 years. Payments under these baskets will be made in cash as promptly as possible upon the availability of the basket as per their definitions. Furthermore, the Leucadia senior preferred equity will be senior in right over all classes of equity in New Bondco to any cash distributions associated with or related to the refinancing of the corporate bond. This preferred equity will not be senior in right to any distributions from the “CNI Builder Basket” of CNI relating to non-Garcadia Holdco assets or to any other permitted distributions from New Bondco (e.g., the $4M annual employee equity buyback bucket that will be used to liquidate some of Brett Hopkins’ equity over time). Nothing in this section will diminish the priority of the Leucadia senior preferred upon a liquidation, distribution, sale or other winding up of the business. “CNI Builder Basket” and “CNI” definitions to be mutually agreed and consistent with comparable transactions.

3.	New Bondco and its subsidiaries shall not incur any debt or other obligation except for up to $350 million of the committed corporate-bond financing, and normal operational trade debt and normal floor-plan financing as noted below. In determining “CNI” relating to the Garcadia Holdco, the interest payment on up to $300 million of the corporate bond may be allocated to Garcadia Holdco. Garff agrees that the rent charged to the Garcadia Holdco dealerships will continue in accordance with the current lease terms. New Bondco will give Leucadia all communications and financial statements provided to bond holders, as well as separate certified, annual financial statements relating to Garcadia Holdco, and Leucadia will have the right to audit (at its expense) those financial statements within 60 days after receipt of the financial statements.

4.	At the closing, Leucadia will pay to Garff a fixed amount of $5,750,000 as the “Garff New Dealership Equity Award” and the “Garff Phase II Equity Award” described in the Side Letter Agreement dated September 19, 2014.

5.	At the closing, the Leucadia-owned real estate will be purchased or contributed to a Garff entity (“Real Estate Holdco”) free and clear of all financial liens and encumbrances, and Garff may also contribute the Garff-owned real estate involving the Garcadia Dealerships to Real Estate Holdco free and clear of all financial liens and encumbrances.

6.

Subject to the terms of this letter, at the closing the balance sheets for the Garcadia holding companies, including cash and working capital, as well as operational debts and liabilities (such as leasehold debts, flooring and other trade debts), shall be consistent with our past practice and the Garcadia dealerships operating in the ordinary course of business prior to closing; provided, that there will be accruals for the recent California wage class action

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Company Headquarters 405 South Main Street Suite 1200 Salt Lake City, Utah 84111 ph. 801.257.3400 fax. 801.257.3460 www.kengarff.com settlement. Until this transaction has closed, Leucadia will continue to receive its distributions from the business through the closing.

7.	If at any time within 3 years following the closing, Garff directly or indirectly (a) sells any of its equity in New Bondco, (b) issues any new equity in New Bondco (c) receives management fees in or from New Bondco, (d) receives sale proceeds from individual asset sales in New Bondco or (e) receives other New Bondco distributions, that alone or in the aggregate imply an equity value greater than the effective value of such equity at closing, Garff will pay Leucadia 25% of the increased value of such equity, fees or distributions. Until the Leucadia preferred equity is paid in full, Garff will not, without the prior approval of Leucadia, enter into any transaction that would result in Garff no longer having voting or operational control over the Garcadia Assets.

8.	The parties shall cooperate with respect to all reasonable and necessary steps required to complete this transaction, including without limitation the negotiation of the transaction agreements and any other required definitive documentation, the making of all filings and the obtaining of all required approvals.

9.	This transaction will close as soon as practicable but no later than July 31, 2018.

We are excited for the opportunity to pursue this transaction with you. If you find these terms acceptable, please countersign below, and we will work together to put transaction documents together quickly.

Sincerely,

John K. Garff

Garff Ventures, LLC/Garff Ventures II, LLC

Garff Ventures Auto, LLC/Garff Ventures Auto II, LLC

Garff Enterprises, Inc.

Acknowledged and Accepted by:

Brian P. Friedman

Leucadia National Corporation

Dated:    5-APR-18

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